U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2007

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 3.02	Unregistered Sales of Equity Securities

As reported in its current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2007 (the “2/13 8-K”), UCN gave notice of the election to purchase ScheduleQ, LLC to its members on February 8, 2007. The notice was given pursuant to the terms of the Purchase Option Agreement dated October 9, 2006, with ScheduleQ and the members of that limited liability company. The final purchase was closed on February 15, 2007, on the terms described in the 2/13 8-K.

At the time of closing, UCN entered into an employment agreement with Andrew Judkins, the former majority member ScheduleQ, under which he will be employed for a term of one-year in the capacity of a vice president of business development at an annual salary of $135,000. As an inducement to Mr. Judkins to entered into the employment arrangement, UCN issued to him an option to purchase 50,000 shares of common stock at an exercise price of $2.95 per share (the closing bid price for UCN common stock on February 14, 2007), which vests in three equal annual installments beginning February 15, 2008, and is exercisable over a term of five years beginning February 15, 2007. UCN also engaged a minority member of Schedule Q as a consultant for a term of four months at a monthly fee of $6,000.

The UCN securities issued in the foregoing transactions were issued in reliance on the exemption set forth in Section 4(2) of the Securities of Act of 1933. Each of the persons receiving UCN securities represented that such person was an “accredited investors” within the meaning of Rule 501(a) of Regulation D.

Item 9.01	Financial Statements and Exhibits

Exhibits

Included as Exhibit 99.1 to this report is the press release issued by UCN on February 15, 2007 entitled “UCN Closes on the Purchase of ScheduleQ Workforce Management Software.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: February 15, 2007	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer